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                                                                    Exhibit 10.1

                                  PRESS RELEASE

                           MERGER AGREEMENT ANNOUNCED

ROCHESTER, NEW YORK, AUGUST 7, 1997 ... MAGNETIC TECHNOLOGIES CORPORATION (NASDAQ:MTCC) today announced that it has entered into a Merger Agreement with SPS TECHNOLOGIES, INC. (NYSE:ST) to be acquired by SPS for $5.00 per share (approximately $14.4 million). Under the Agreement most Magnetic Technologies' stockholders will receive a cash payment upon closing; however, approximately ten larger stockholders will receive payment for their shares in the form of unregistered, restricted common stock of SPS, rather than cash.

The Merger Agreement has been approved by the Board of Directors of Magnetic Technologies. Completion of the transaction is now subject to a number of conditions, including due diligence and shareholder approval at a meeting of Magnetic Technologies stockholders tentatively scheduled for October. Five principals of Magnetic Technologies owning 26% of the outstanding shares have entered into agreements with SPS to vote their shares in favor of the merger at the meeting.

SPS, a global manufacturer and marketer of aerospace and industrial fasteners, precision components, superalloys and magnetic materials, headquartered in Jenkintown, Pennsylvania, had 1996 net sales of $486 million and net earnings of $22.3 million.

Magnetic Technologies, headquartered in Rochester, New York, reported sales for the first three quarters of its fiscal year ended July 31, 1997, of $15.9 million with earnings of $742,519. Included in the results are its wholly-owned subsidiary, Magnetic Technologies Europe, Ltd., located in Rochester, England.

Gordon H. McNeil, President and CEO of Magnetic Technologies, stated, "We are enthusiastic about being a part of SPS. We have complementary technologies with SPS's subsidiary, The Arnold Engineering Company. Our New York plant and English subsidiary will broaden Arnold's geographical coverage."

For further information contact:


/s/ Gordon H. McNeil
------------------------
Gordon H. McNeil
President and CEO
716-385-8711